Exhibit 4(i)(W)
[Stamp: Certified Copy]
Roll of deeds 2088/2006
Deed [handwritten: illegible no. ]
Today, this seventeenth day of August
Two thousand and six
- 17/8/2006 -
Upon request, I,
Sandra Hetterich
Officer of the Notary
appeared as an officially appointed representative of the Notary
Dr. Tilmann Götte
with official place of business in 80333 Munich and office address at Maximiliansplatz 12, 80333 Munich, on the premises of 81379 Munich, Gustav-Heinemann-Ring 123:
Appearing before me were:
1)	Dr. Cornelius Simons, born on August 28, 1962, having his business address at Am Campeon 1-12, 85779 Neubiberg personally known to me, the notarial officer

2)	Ms. Jeanette Seidl, born on December 28, 1973, having her business address at Am Campeon 1-12, 85779 Neubiberg having identified herself with a picture I.D.

both have declared that they are not acting on their own behalf, but as legal representatives (Prokurist) of
Infineon Technologies AG
based in Munich

3)	Ms. Nicole Lau born February 20, 1967 personally known to me, the officer of the notary commercially based at Gustav Heinemann-Ring 212, 81739 Munich,

4)	Mr. Klaus Fleischmann born August 23, 1963 commercially based at Gustav Heinemann-Ring 212, 81739 Munich, having identified himself with a picture I.D.

but as legal representatives (Prokurist) for
Qimonda AG
based in Munich.
On request of the persons appearing, I hereby certify the following:

Clarification
and
Assignment Agreement
between
Infineon Technologies AG, Munich
- “Infineon” -
and
Qimonda AG, Munich,
- “Qimonda” -
(Qimonda and Infineon shall jointly be referred to in the following as the
“Contracting Parties” and individually as the “Contracting Party”)

1.	The Contracting Parties concluded a Carve-out and Contribution Agreement on April 25, 2006 (Roll of deeds no. 821 G/2006 of the Notary Dr. Tilman Götte, Munich).

By virtue of the agreement, all Infineon’s domestic assets assigned to the “Memory Products” segment, including all rights and duties, were contributed to Qimonda as singular successor as of May 1, 2006. Pursuant to Section 1.1 of the Carve-out and Contribution Agreement this included “[a]ll assets solely belonging to the Segment or which are attributed to it ..., irrespective of whether they are explicitly mentioned in this agreement and its appendices.”

2.	Infineon’s contribution to Qimonda accordingly included all of its holdings allocable to the Memory Products Segment in accordance with the details set forth in Section 7 of the Carve-out and Contribution Agreement.

The object of the contributions also included in particular the company shares of Infineon Technologies Flash Geschäftsführungs GmbH (today and in the following Qimonda Technologies Flash Geschäftsführungs GmbH) based in Dresden (Section 7.2)). Company shares in the amount of €25,000 were expressly assigned to Qimonda Technologies Flash Geschäftsführungs GmbH as of April 25, 2006. Qimonda in fact received not only the two company shares in the amount of €12,750 and €12,250, the sum of which yields the specified nominal amount of €25,000, but also a third company share in the amount of €15,850, This final company share had erroneously failed to be specified in Section 7.2 of the Carve-out and Contribution Agreement, although its was also exclusively allocable to the Memory Products Segment and thereby contributed to Qimonda pursuant to Section 1.1 of the Carve-out and Contribution Agreement.

3.	In fulfilment of its obligation based on the Carve-out and Contribution Agreement, Infineon hereby declares the assignment of its three company shares to Qimonda Technologies Flash Geschäftsführungs GmbH in the nominal value of €12,750, €12,250 and €15,850 purely on a precautionary basis and only to the extent the assignment has not already taken effect on the terms of the Carve-out and Contribution Agreement.

Qimonda hereby accepts this assignment.

4.	Infineon shall bear the costs and taxes associated with the preparation of this deed.
The agreement serves the purpose of the clarification and supplementation of the Carve-out and Contribution Agreement of April 25, 2006, the provisions of which shall apply to this agreement and otherwise remain unaffected.
Read aloud, approved and
signed personally:
[Signature]
[Signature]
[Signature]
[Signature]
[Signature]
[Stamp of the notary]

The preceding copy corresponds to the submitted original.
Munich, August 21, 2006
[Signature]
Sandra Hetterich, Officer of the Notary

officially appointed representative of the

Notary, Dr. Tilman Götte, Munich
[Seal of the Notary]

[Stamp: Copy]
2621 Roll of deeds .../2006
Deed of Notary
Today, on this twenty-eighth day of September,
two thousand and six
- 28/9/2006 -
Upon request, I,
Dr. Tilman Götte,
Notary in Munich,
with official place of business at Maximiliansplatz 12/II, 80333 Munich, appeared on the premises of Am Campeon 1-12, 85779 Neubiberg.
Appearing before me were:
1)	Dr. Cornelius Simons, born on August 28, 1962,

2)	Mr. Rudolf Freiherr von Moreau, born on March 31, 1969,

both are commercially based at Am Campeon 1-12, 85779 Neubiberg, and personally known to me, the Notary,

both have declared that they are not acting on their own behalf, but as legal representatives of
Infineon Technologies AG
with its registered office in Munich

3)	Nicole Lau, born on February 20, 1967

4)	Mr. Florian Boegel, born on October 21,1967

both commercially based at Gustav-Heinemann-Ring 123, 81379 Munich, and personally known to me, the notary,

both persons appearing having declared that they are not acting on their own behalf, but as legal representatives of
Qimonda AG
with its registered office in Munich,
On request of the persons appearing, I hereby certify the following:

Addendum 3
to the
Carve-out and Contribution Agreement
of 25 April 2006
(“Addendum 3”)
between
Infineon Technologies AG, Munich
- “Infineon” -
and
Qimonda AG, Munich,
- “Qimonda” -
Hereinafter, “Contracting Parties” shall refer to Qimonda and Infineon collectively and “Contracting Party” shall refer to each individually.

Preamble
Infineon converted its Memory Products Segment into a legally independent subsidiary with economic effect as of May 1, 2006. This included contributing all of Infineon’s domestic assets assigned to the Memory Products Segment, including all rights and duties, to Qimonda as singular successor subject to the provisions of the Carve-out and Contribution Agreement of April 25, 2006 (Roll of deeds no. 821 of the notary Dr. Tilman Götte, Munich — “Contribution Agreement 1”).
Contribution Agreement 1 was supplemented and specified in more concrete terms by the Addendum of June 2, 2006 (Roll of deeds no. 1255/2006 of the notary, Dr. Tilman Götte, Munich — “Addendum 1”) and the “Clarification and Assignment Agreement” of August 17, 2006 (Roll of deeds no. 2088/2006 of the notary, Dr. Tilman Götte, Munich — “Addendum 2”). Certain objects of Contribution Agreement 1 now called for a further need for specification.
In view thereof, the Contracting Parties hereby agree to the following provisions set forth in this “Addendum to the Carve-out and Contribution Agreement of April 25, 2006 (“Addendum 3”).
Section 1
Intangible Assets
1.	Supplementary to Section 4.1 of Contribution Agreement 1, Infineon also transfers the priority rights of all Intellectual Property Rights transferred under Section 4.1 to Qimonda. If the priority rights are the property of an affiliate of Infineon within the meaning of Sections 16 through 18 of the German Stock Corporation Act (Aktiengesetz), Infineon shall ensure that the respective associated company, to the extent authorized, transfers the priority rights concerned to Qimonda or any affiliate of Qimonda within the meaning of Sections 16 through 18 of the German Stock Corporation Act (Aktiengesetz).

2.	Supplementary to Section 4.1 (subparagraph 2) of Contribution Agreement 1, the following is hereby clarified with respect to the payment of the inventor compensation:
a.	Qimonda shall in any case compensate only the sales generated at Qimonda or in the former “Memory Products” division.

b.	Also compensated by Qimonda shall be such employees that stood in an employment or retirement relationship with Infineon or an affiliate of Infineon.
3.	Supplementary to Section 4.1 of Contribution Agreement 1, it is hereby clarified that all patents and patent registrations of the internal patent families with the family numbers 2005P53483 and 2005P53581 shall also be transferred to Qimonda.
Section 2
Software
Section 4.5 of Contribution Agreement 1 provides for the allocation of the software to the Contracting Parties. For reasons of clarification, the Contracting Parties agreed to complete Appendix D in this respect in Addendum 2. With respect to the implementation thereof and the clarification of further points the following is agreed:
1.	Appendix D of Contribution Agreement 1 provides for the software to which Infineon and Qimonda are jointly entitled. The Contracting Parties hereby complete this Appendix D; it will now be included with this Addendum 3 in full as Appendix D (new).

2.	The co-ownership share of a Contracting Party in IT cluster software used by it is subject to being dissolved in the event of a change of control. Unused IT cluster software means such IT cluster software that has on the date of the change of control not been further developed by one of the Contracting Parties or its affiliated companies under Sections 16 through 18 of the German Stock Corporation Act (Aktiengesetz) nor employed in business operations. A change of control means a third party achieving a majority holding within the meaning of Section 16 of the German Stock Corporation Act (Aktiengesetz) or any other dominant position within the meaning of Sections 17 and 18 of the German Stock Corporation Act (Aktiengesetz) of Infineon or Qimonda. A change of control does not mean corporate restructuring in which the owners of the respective company essentially remain the same following restructuring. The aforesaid condition subsequent shall only apply to a change of control agreed on a legally binding basis on or before April 30, 2011.

3.	With respect to the transfer of the co-ownership share and/or the granting of user rights to IT cluster software to third parties that are not companies affiliated with and controlled by the respective contracting partner under Sections 16 through 18 of the German Stock Corporation Act (Aktiengesetz), however, the following restrictions shall apply notwithstanding Section 4.5 (final sentence) of Contribution Agreement 1.
a.	The transfer of the co-ownership share, in full or in part, in the IT cluster software to such third parties, be it through legal assignment, legal succession or any other legal consequence requires the consent of the other Contracting Party, which may not be denied unfairly, in particular if no competitive disadvantage arises for the consenting Contracting Party by transferring the co-ownership share. The party being requested shall make an effort to furnish either its consent or a well-founded denial to the requesting party within ten working days.

b.	Granting user rights to the IT cluster software to such third parties is only permitted for purposes of manufacturing semiconductor products by the third party for Infineon or Qimonda. Granting any other user rights beyond this to such third parties requires the prior consent of the other Contracting Party, which may not be denied unfairly, in particular if no competitive disadvantage arises for the consenting Contracting Party by granting the user right. The party being requested shall make an effort to furnish either its consent or a well-founded denial to the requesting party within ten working days.

c.	Granting user rights is otherwise permitted and not contingent on the consent of the other party to the extent it occurs in fulfilment of a contractual obligation existing on the Effective Date. Each party is entitled to extend the contractual term of such obligations to third parties.

d.	The aforesaid restrictions on transferring the co-ownership shares and grating user rights to third parties shall apply only until April 30, 2011.
4.	Should a party determine that certain software existing prior to the Effective Date was not listed in the application landscape database “ALPA” (“Missed Software”), then at the request of a party this software shall also be treated like IT cluster software and if not already available, a copy of this software furnished to the requesting party.

This right to the subsequent designation of Missed Software shall end on the date on which (i) Qimonda is no longer an affiliate of Infineon within the meaning of Section 16 through 18 of the German Stock Corporation Act (Aktiengesetz) or (ii) all IT systems of Qimonda and Infineon are actually physically separated, whichever date is earlier. The parties shall attempt to amicably resolve any cases of Missed Software established thereafter.

5.	Each party shall be entitled to a copy of the IT cluster software in the versions respectively existing as of April 30, 2006. With respect to IT cluster software used for so-called shared services under the Master IT Cost Sharing Agreement, or if the versions thereof existing on April 30, 2006 can no longer be identified clearly, each party shall be entitled to a copy on the version as of the date of the actual physical transfer of the respective IT cluster software of Infineon and Qimonda.,

6.	For the avoidance of doubt, the Contracting Parties hereby clarify
a.	that the rights of each Contracting Party based on Section 4.5 of Contribution Agreement 1 include the right to undertake translations, engineering, arrangements and other adaptation (“Derivates”) of joint software from Appendix D (new). To the extent granting user rights to such Derivatives to third parties also invariably involves granting the user rights — in full or in part — of the underlying software from Appendix D (new), then the restrictions in this Section 2 shall also apply to granting user rights of such Derivatives to third parties;
b.	that entries within the application landscape database “ALPA” specifying which software which party actually uses shall be irrelevant for the contents of interpretation of the rights based on this Addendum 3; and

c.	that no arrangements with respect to the hardware serving the IT cluster software (e.g. harddrives, PCs and server systems) are agreed in this Addendum 3 and that only simple data carriers (e.g. CDs, DVDs, diskettes) are meant by movable objects within the meaning of Section 5 of Contribution Agreement 1.
Section 3
Provisions
Section 5.1 of Contribution Agreement 1 specifies that the so-called “Qimonda” Liabilities, which includes “all liabilities attributable to the Segment”, shall be transferred to Qimonda.
The Contracting Parties hereby clarify that these Qimonda Liabilities also include certain accruals that mistakenly were not formed in the preliminary contribution balance nor in the contribution balance, specifically, accruals for example for removals required in the premises originally rented by Infineon and now used by Qimonda Mch P/GHR 212 (in the amount of €421,000.00) and Mch P/GHR 121 — 123 (in the amount of €283,000.00). The Contracting Parties also establish that these accruals shall also be transferred to Qimonda with beneficial effect as of the Effective Date.
Section 4
Employment Relations; Pension Commitments
The employment relations with the employees in the MP operations in Munich and all associated rights and duties have been transferred to Qimonda under Section 613a of the German Civil Code (Bürgerliches Gesetzbuch) as of May 1, 2006 (cf. Section 8.1 of Contribution Agreement 1). This also includes the pension liabilities and the obligations to the employees concerned based on the agreement regarding part-time work for older workers.
Infineon has concluded trust agreements with the Infineon Pension-Trust e.V. and Infineon Altersteilzeit e.V. (jointly, the “Infineon Trusts”) to cover the pension liabilities and obligations to its employees and the employees of other group companies related to part-time work for older workers, and, acting as a trustee for the Infineon Trusts, furnished these with assets serving these purposes. To the extent obligations based on pension liabilities and agreements regarding part-time work are transferred to Qimonda in connection with the independence of the “Memory Products” area, Qimonda shall also benefit from these specific accruals in the future based on the mutual understanding of the parties.
Their joint economic understanding of the assets administered by the Infineon Trusts set forth in Contribution Agreement 1 is therefore more closely defined by the parties as follows:
1.	Qimonda intends to establish its own trusts for pensions and part-time older workers (jointly the “Qimonda Trusts”) to cover the entitlements of its employees. As long as this does not occur, Qimonda employees shall be included in the Infineon Trusts free-of-charge.

2.	Once the Qimonda Trusts are established and coverage of Qimonda employees is assumed by these, the Infineon Trusts shall transfer to the Qimonda Trusts certain assets allocable to Qimonda with beneficial effect as of May 1, 2006, 0:00 hrs: This shall proceed as follows:
-	First it shall be determined which share of the Accumulated Benefit Obligations (ABO) of the Qimonda employees to be included in being covered by the Infineon Trust pursuant to no. 1 sentence 2 the employees have in the ABO. The Effective Date for including employees in the calculation and their ABOs is April 30, 2006, 24:00 hrs (“Valuation Date”).

–	Thereafter the assets available are to be divided up between the Infineon Trust and the Qimonda Trust accordingly based on value.

–	The selection of the concrete assets to be transferred to the Qimonda Trust shall be the responsibility of the respective Infineon Trust. The transfer of the assets shall take beneficial effect as of the Effective Date of May 1, 2006, 0:00 hrs; it may be effected by a third party commissioned by the Infineon Trusts.

–	To the extent legally and economically appropriate in light of the objectives pursued by the parties, the assets may be transferred to a third party rather than the Qimonda Trust.
3. Infineon shall, within the limits permitted by law, make an effort to ensure that the Infineon Trusts promptly take all measures to ensure the implementation of the goals set out in the above nos. 1 and 2.
Section 5
Arbitration
All disputes arising in connection with this agreement or with respect to its validity shall be conclusively decided as provided by the arbitration code of the German Institution for Arbitral Jurisdiction e.V., Bonn, to the exclusion of recourse to courts of law. The court of arbitration may also make a binding decision as to the validity of this arbitration clause. The court of arbitration shall be located in Munich.
Section 6
Costs, taxes
Infineon shall bear the costs and taxes in conjunction with the conclusion of this Addendum 3.
Section 7

Final Provisions
1.	Unless provided otherwise, the terms used in this Addendum 3 shall have the same meaning as in Contribution Agreement 1.

2.	If individual provisions in this Addendum 3 should be or become partially or entirely invalid or inexecutable, the validity and executability of the remaining contents are not affected. The Contracting Parties are in such a case required to replace the invalid or inexecutable provision by a valid provision which most closely resembles the economic purpose of the invalid or executable provision.

The same applies to any omissions in this Addendum 3, the inclusion of which is essential to realize the economic aims of the Contracting Parties.

3.	Each party to this agreement shall receive an executed original and three notarized copies.
* * *

The proceedings above and Appendix were read to the persons appearing, available for examination alongside the Appendix, were agreed by them and personally signed by them and the notary, as follows.
[Signature]
[Signature]
[Signature]
[Signature]
[Signature]
[Stamp of the notary]

Appendix D (new)
Infineon and Qimonda are jointly entitled to the so-called “IT cluster software”.
“IT cluster software” includes:
(i)	Any business application used by Infineon or a company belonging to the Infineon group and included in Infineon’s application landscape database “APLA” as of April 30, 2006 (“APLA application”):

(ii)	Any documentation regarding an APLA application (“APLA application”)

(iii)	Any script, command file, and/or other control data related to an APLA application (“APLA script”).

The preceding copy corresponding to the original is hereby issued at the request of the company
Infineon Technologies AG
with its registered office in Munich
Munich, September 29, 2006
[Signature]
Dr. Tilman Götte
Notary
[Seal of the Notary]